Exhibit (a)(5)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Preferred Stock Purchase Rights)
of
National Vision, Inc.
at
$7.25 Net per Share
by
Vision Acquisition Corp.
a wholly owned subsidiary of
Vision Holding Corp.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON AUGUST 31, 2005, UNLESS THE OFFER IS EXTENDED.
July 28, 2005
To Our Clients:
      Enclosed for your consideration is an Offer to Purchase dated July 28, 2005 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with amendments or supplements thereto, collectively constitute the “Offer”) relating to the Offer by Vision Acquisition Corp., a Georgia corporation (“Purchaser”) and a wholly owned subsidiary of Vision Holding Corp., a Delaware corporation (“Parent”), to purchase all outstanding shares of Common Stock, par value $0.01 per share (the “Shares”), of National Vision, Inc., a Georgia corporation (the “Company”), together with the associated rights (the “Rights”) to purchase Series A Participating Cumulative Preferred Stock, par value $0.01 per share, issued pursuant to the Rights Plan dated as of January 17, 1997, between the Company and American Stock Transfer & Trust Company, a New York banking corporation (as amended from time to time, the “Rights Agreement”) upon the terms and subject to the conditions set forth in the Offer. Unless the context otherwise requires, all references to the Shares shall be deemed to include the associated Rights, and all references to the Rights include the benefits that may inure to holders of the Rights pursuant to the Rights Agreement. Also enclosed is the Letter to Stockholders of the Company from the Chief Executive Officer of the Company accompanied by the Company’s Solicitation/ Recommendation Statement on Schedule 14D-9.
      WE (OR OUR NOMINEES) ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.
      We request instructions as to whether you wish to tender any of or all the Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.
      Your attention is directed to the following:

1.	The offer price is $7.25 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions of the Offer.

2.	The Offer is being made for all outstanding Shares.

3.	The Offer is being made pursuant to the Agreement and Plan of Merger dated as of July 25, 2005 (the “Merger Agreement”), among Parent, the Purchaser and the Company pursuant to which, promptly following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (or, at Parent’s option, the Company will be merged with and into the Purchaser), with the surviving entity becoming a wholly owned subsidiary of Parent (the “Merger”).

At the effective time of the Merger, each outstanding Share (other than Shares owned by Parent, the Purchaser or the Company or any subsidiary of Parent or the Company or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Georgia law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase. The Merger Agreement provides that the Purchaser may assign any or all of its rights and obligations (including the right to purchase Shares in the Offer) to Parent or any wholly owned subsidiary of Parent, but no such assignment shall relieve the Purchaser of its obligations under the Merger Agreement.

4.	The Board of Directors of the Company (a) has unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement including the Offer and the Merger, (b) has unanimously determined that the terms of the Offer and the Merger are fair, from a financial point of view, to the stockholders of the Company and that the Merger is advisable, and (c) unanimously recommends that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

5.	THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 31, 2005 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED BY THE PURCHASER, IN WHICH EVENT THE TERM “EXPIRATION DATE” SHALL MEAN THE LATEST TIME AT WHICH THE OFFER, AS SO EXTENDED BY THE PURCHASER, WILL EXPIRE.

6.	The Offer is conditioned upon, among other things, (a) there being validly tendered and not withdrawn prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) that number of Shares which, together with that number of Shares owned by the Purchaser, Parent and Parent’s other subsidiaries, would represent more than sixty-seven percent of the Fully Diluted Shares (as defined in Section 14 of the Offer to Purchase) on the date of purchase (the “Minimum Condition”), (b) the Company having closed the transactions contemplated by a certain share purchase agreement, dated as of July 25, 2005, among the Company, Consolidated Vision Group, Inc. (“CVG”) and the shareholders of CVG, (c) FirstSight Vision Services, Inc., a subsidiary of the Company which is licensed as a specialized health care service plan under the Knox-Keene Health Care Service Plan Act of 1975 of California, obtaining the approval of the California Department of Managed Health Care, which regulates entities licensed under that Act, and (d) the Company having received the consent of holders of Company stock options granted under the Company’s Restated Stock Option and Incentive Award Plan to cancel all such Company stock options as contemplated by the Merger Agreement.

7.	Any stock transfer taxes applicable to a sale of Shares to the Purchaser will be borne by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

8.	Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Depositary or the Information Agent or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of 28% may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See Instruction 9 of the Letter of Transmittal.

      If you wish to have us tender any of or all the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.
      Payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by American Stock Transfer & Trust Company (the “Depositary”) of (a) the certificates for such Shares, together with a Letter of Transmittal, properly completed and duly executed, and any required signature guarantees or (b) in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 2 of the Offer to Purchase, a Book-Entry Confirmation and either a Letter of Transmittal, properly completed and duly executed, and any required signature guarantees, or an Agent’s Message, and any other required documents.

Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.
      The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by One or more registered brokers or dealers that are licensed under the laws of such jurisdiction.
INSTRUCTIONS WITH RESPECT TO THE
OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
OF
NATIONAL VISION, INC.
      The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase of Vision Acquisition Corp., dated July 28, 2005 (the “Offer to Purchase”) and the related Letter of Transmittal relating to shares of Common Stock, par value $0.01 per share (the “Shares”), of National Vision, Inc., a Georgia corporation, together with the associated rights (the “Rights”) to purchase Series A Participating Cumulative Preferred Stock, par value $0.01 per share, issued pursuant to the Rights Plan dated as of January 17, 1997, between the Company and American Stock Transfer & Trust Company, a New York banking corporation (as amended from time to time, the “Rights Agreement”).
      This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.
Number of Shares to be Tendered:* ____________________ Shares
SIGN HERE
Signature(s)

Please Type or Print Name(s)

Type or Print Address(es)

Area Code and Telephone Number

Taxpayer Identification or Social Security No.

Dated: ____________________, 2005

*	Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.

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